UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 21, 2011

Date of Report (Date of earliest event reported)

First China Pharmaceutical Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54076	74-3232809
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Number 504, West Ren Min Road,
Kunming City, Yunnan Province
People’s Republic of China, 650000

(Address of Principal Executive Offices)

852-2138-1668

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01.                      Other Events.

Termination of Corporate Reorganization & Intended Disposal of XYT

First China Pharmaceutical Group, Inc., a Nevada corporation (the “Company”) has decided that upon careful consideration of the benefits of a planned corporate reorganization as previously discussed in both the Company’s Annual Report on Form 10-K/A for the year ended March 31, 2011 and Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011, each filed on December 2, 2011, the Company  will not be pursuing the contemplated reorganization. Such decision has come after consultation with the Company’s accountants and legal counsel to ensure that any action is in the best interest of the Company and its stockholders.  The Company had initiated a reorganization that entailed moving the administrative operations of the Company’s operating subsidiary, Kun Ming Xin Yuan Tang Pharmacies Co. Ltd., a company organized under the laws of the People’s Republic of China (“XYT”) to Hong Kong while continuing XYT’s drug distribution business in China.  As part of this reorganization, it was intended that First China Pharmaceutical Group Limited, a Hong Kong company, the Company’s wholly-owned subsidiary and sole shareholder of XYT, would dispose of its interests in XYT through an arm’s length transaction, while maintaining certain contractual rights to act as a supplier and retain ownership over certain customers and XYT’s internet license. The Company has come to this decision because despite earlier assurances, the consulting group that proposed the reorganization has failed to provide the Company adequate legal opinions that would facilitate the reorganization and an acceptable method for the quick transfer of funds from China to Hong Kong.  As such, the Company’s Board of Directors has resolved to forgo pursuing the reorganization, and the Company will undertake the necessary steps to unwind the reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First China Pharmaceutical Group, Inc.

Dated: December 21, 2011	By:	/s/ Zhen Jiang Wang
Zhen Jiang Wang Chief Executive Officer